UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2012

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-8546	22-2465228
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey		07094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(201) 902-9600

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 3, 2012, Gary Binkoski announced his resignation as Chief Financial Officer and Treasurer of Trinity Place Holdings Inc. (the “Company”), effective October 11, 2012. Also on October 3, 2012, Josephine Geiger announced her resignation as Chief Accounting Officer of the Company, effective October 11, 2012. Both resignations were part of the management transition arising out of Syms Corp.’s emergence from bankruptcy and its merger with the Company.

(c) On October 10, 2012, the Board of Directors of the Company approved the nomination of Richard G. Pyontek to serve as Chief Financial Officer, Chief Accounting Officer and Treasurer of the Company, effective October 12, 2012. Mr. Pyontek, 44, has served as Director of Accounting and Reporting for the Company since its merger with Syms Corp. on September 14, 2012, having held the same role at Syms Corp. since July 2011.

Before joining Syms Corp., Mr. Pyontek served as Director of Accounting and Reporting at Ashley Stewart, Inc., a women’s clothing retailer, during the time of its bankruptcy filing and turnaround (2009-2011); as Controller at The Vitamin Shoppe, a retailer of health and nutrition supplements with annual sales of over $600 million (2005-2008); and as Director of Finance at Party City Corporation, a retailer of party supplies and gifts with annual sales of over $500 million (2003-2005). Earlier in his career, Mr. Pyontek held senior accounting and reporting roles at Linens ‘n Things, a major retailer of household goods, and at KPMG LLP, an international accounting firm. Mr. Pyontek, a Certified Public Accountant, holds a Bachelor’s degree in Business Administration from Montclair State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Lauren Krueger
Name: Lauren Krueger
Title: Chief Executive Officer

Dated:  October 10, 2012